TAX BENEFITS PRESERVATION PLAN
dated as of
November 4, 2026
by and between
ADIENT PLC
and
BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC
as Rights Agent

TAX BENEFITS PRESERVATION PLAN
Table of Contents

ARTICLE I
DEFINITIONS
Page
1.1    Definitions    2
ARTICLE II

THE RIGHTS
2.1    Summary of Rights    7
2.2    Legend    7
2.3    Exercise of Rights; Separation of Rights    8
2.4    Adjustments to Exercise Price; Number of Rights    11
2.5    Date on Which Exercise is Effective    12
2.6    Execution, Authentication, Delivery and Dating of Rights Certificates    12
2.7    Registration, Registration of Transfer and Exchange    13
2.8    Mutilated, Destroyed, Lost and Stolen Rights Certificates    14
2.9    Persons Deemed Owners    15
2.10    Delivery and Cancellation of Certificates    15
2.11    Agreement of Rights Holders    15
2.12    EU Prospectus    16
ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN
THE EVENT OF CERTAIN TRANSACTIONS
3.1    Flip-in    17
ARTICLE IV

THE RIGHTS AGENT
4.1    General    20
4.2    Merger or Consolidation or Change of Name of Rights Agent    21
4.3    Duties of Rights Agent    22
4.4    Change of Rights Agent    25

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ARTICLE V

MISCELLANEOUS
5.1    Redemption    26
5.2    Expiration    26
5.3    Process to Seek Exemption    27
5.4    Issuance of New Rights Certificates    28
5.5    Supplements and Amendments    28
5.6    Fractional Shares    28
5.7    Holder of Rights Not Deemed a Shareholder    29
5.8    Notices    29
5.9    Suspension of Exercisability or Exchangeability    30
5.10    Successors    31
5.11    Benefits of this Plan    31
5.12    Determination and Actions by the Board of Directors    31
5.13    Descriptive Headings; Section References    31
5.14    GOVERNING LAW; EXCLUSIVE JURISDICTION    31
5.15    Counterparts    32
5.16    Severability    32
5.17    Customer Identification Program    32
5.18    Withholding    33

EXHIBITS
Exhibit A    Form of Rights Certificate (together with Form of Assignment and Form of Election to Exercise)
Exhibit B    Form of Designation of Participating Preferred Shares of Adient plc

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TAX BENEFITS PRESERVATION PLAN
This TAX BENEFITS PRESERVATION PLAN, dated as of November 4, 2026 (as amended from time to time, this “Plan”), executed as a deed poll, is made and entered into by and between Adient plc, a public limited company organized under the laws of Ireland (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as Rights Agent (the “Rights Agent,” which term shall include any successor Rights Agent hereunder).
WITNESSETH:
WHEREAS, (a) the Company and certain of its Subsidiaries (as defined below) have certain net operating loss carryforwards and certain other tax attributes (collectively, the “NOLs”) for U.S. federal income tax purposes; (b) the Company desires to avoid an “ownership change” within the meaning of Section 382 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and thereby avoid limitations on, and the potential loss of, the Company’s ability to utilize such NOLs, and (c) in furtherance of such objective, the Company desires to enter into this Plan;
WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has (a) authorized and directed the issuance of one right (“Right”) in respect of each Ordinary Share (as hereinafter defined) held of record as of the Close of Business (as hereinafter defined) on November 16, 2026 (the “Record Date”) issuable in respect of each such share upon the later of the Record Date and certification by the New York Stock Exchange (the “NYSE”) to the Securities and Exchange Commission that the Rights have been approved for listing and registration (the “Issue Time”) and (b) as provided in Section 2.4, authorized and directed the issuance of one Right in respect of each Ordinary Share issued after the Record Date and prior to the Separation Time (as hereinafter defined) and, to the extent provided in Section 5.4, each Ordinary Share issued after the Separation Time;
WHEREAS, subject to the terms and conditions hereof, each Right entitles the holder thereof, at or after the Separation Time, to purchase or receive securities or assets of the Company pursuant to the terms and subject to the conditions set forth herein; and
WHEREAS, the Company desires to appoint the Rights Agent to act on behalf of the Company, and the Rights Agent is willing so to act, in connection with the issuance, transfer and exchange of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;
NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS
1.1Definitions. For purposes of this Plan, the following terms have the meanings indicated:
“Acquiring Person” shall mean any Person who is or becomes the Beneficial Owner of 4.95% or more of the outstanding Ordinary Shares at any time after the first public announcement of this Plan; provided, however, that the term “Acquiring Person” shall not include any Person (i) who is the Beneficial Owner of 4.95% or more of the outstanding Ordinary Shares at the time of the first public announcement of the adoption of this Plan and who continuously thereafter is the Beneficial Owner of 4.95% or more of the outstanding Ordinary Shares (an “Existing Holder”), until such time thereafter as such Person becomes the Beneficial Owner (other than by means of a share dividend, share split or reclassification) of one or more additional Ordinary Shares; (ii) who becomes the Beneficial Owner of 4.95% or more of the outstanding Ordinary Shares after the time of the first public announcement of the adoption of this Plan solely as a result of (A) an acquisition by the Company of Ordinary Shares or (B) an acquisition directly from the Company in a transaction which duly authorized officers of the Company have determined will not result in the creation of an Acquiring Person under the Plan, until, in each case, such time thereafter as such Person becomes the Beneficial Owner (other than by means of a share dividend, share split or reclassification) of one or more additional Ordinary Shares while such Person is or as a result of which such Person becomes the Beneficial Owner of 4.95% or more of the outstanding Ordinary Shares; or (iii) determined by the Board of Directors, in its sole discretion and with no obligation to make such determination, to not be an Acquiring Person because such Person became the Beneficial Owner of 4.95% or more of the outstanding Ordinary Shares without understanding the effect of such ownership on the Company or under this Plan, provided that, in such event, such Person must promptly divest, or promptly enter into an agreement with, and satisfactory to, the Board of Directors, in the Board of Directors’ sole discretion, to divest, and subsequently divests in accordance with the terms of such agreement (without exercising or retaining any power, including voting power, with respect to such shares), sufficient Ordinary Shares (or securities convertible into, exchangeable into or exercisable for Ordinary Shares or otherwise deemed to be Beneficially Owned by such Person) so that such Person ceases to be the Beneficial Owner of 4.95% or more of the outstanding Ordinary Shares; or (iv) determined by the Board of Directors to be an “Exempt Person” in accordance with Section 5.3 for so long as such Person complies with any limitations or conditions required by the Board of Directors in making such determination. In addition, the Company, any Subsidiary of the Company and any employee share ownership or other employee benefit plan of the Company or Subsidiary of the Company (or any entity or trustee holding Ordinary Shares for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company) shall not be an Acquiring Person. For all purposes of this Plan, any calculation of the number of Ordinary Shares outstanding at any particular time, for purposes of determining the particular percentage of such outstanding Ordinary Shares of which any Person is the Beneficial Owner, shall be made pursuant to and in accordance with Section 382 of the Code and the Treasury Regulations promulgated thereunder, and the determination of the Board of Directors, with the advice of counsel, shall be final.
“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act, as such Rule is in effect on the date of this Plan and to the extent not included within the foregoing, will also include, with respect to any Person, any other Person (other than an Exempt Person) whose Ordinary Shares would be deemed owned constructively or indirectly by, or otherwise aggregated with, such first Person pursuant to the provisions of Section 382 of the Code and the Treasury Regulations promulgated thereunder.
A Person shall be deemed the “Beneficial Owner,” and to have “Beneficial Ownership” of, and to “Beneficially Own,” any securities (i) which such Person is considered to own under general federal income tax principles for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder, (ii) which such Person would be deemed to indirectly or constructively own for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder or (iii) which any other Person Beneficially Owns, but only if such Person and such other Person are part of the same group of Persons that, with respect to such security, are treated as one “entity” as defined under Treasury Regulation Section 1.382-3(a)(1).
“Board of Directors” shall have the meaning set forth in the Recitals and includes any duly authorized committee thereof.
“Book Entry Ordinary Share” shall mean an uncertificated book entry for any Ordinary Share.
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.
“Close of Business” on any given date shall mean 5:00 p.m. New York City time on such date or, if such date is not a Business Day, 5:00 p.m. New York City time on the next succeeding Business Day.
“Company” shall have the meaning set forth in the Preamble.

“Customer Identification Program” shall have the meaning set forth in Section 5.17.
“Election to Exercise” shall have the meaning set forth in Section 2.3(d).
“Exemption Request” shall have the meaning set forth in Section 5.3.
“Excess Shares” shall have the meaning set forth in Section 3.1(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).
“Exchange Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c).
“Executive Vice President,” when used with respect to the Company, shall mean any executive vice president, whether or not designated by a number or a word or words added before or after the title “executive vice president.”
“Exercise Price” shall mean, as of any date, the price at which a holder may purchase securities issuable upon exercise of a Right. Until adjustment thereof in accordance with the terms hereof, the Exercise Price shall equal $83.50.
“Existing Holder” shall have the meaning set forth in the definition of Acquiring Person.
“Expansion Factor” shall have the meaning set forth in Section 2.4(a).
“Expiration Time” shall mean the earliest of (i) the Exchange Time; (ii) the Redemption Time; (iii) the Close of Business on November 4, 2027, unless this Plan is approved by the shareholders of the Company at a general meeting of shareholders held on or prior to such time, in which case the Expiration Time shall be November 4, 2029, provided that the Board of Directors may determine to extend this Plan prior to such date as long as the extension is submitted to the shareholders of the Company for ratification at the next succeeding annual general meeting of shareholders; and (iv) the Close of Business on the date set by the Board of Directors following a determination by the Board of Directors, in its sole discretion, that (x) the NOLs are utilized in all material respects or are no longer available in any material respect under Section 382 of the Code or any applicable state law or that an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period, for applicable tax purposes, or (y) the Plan is no longer necessary or desirable for the preservation of the NOLs.
“Flip-in Date” shall mean any Share Acquisition Date (or such later date as the Board of Directors may, from time to time, fix by resolution adopted prior to the Flip‑in Date that would otherwise have occurred).
“Issue Time” shall have the meaning set forth in the Recitals.
“Market Price” per share of any securities on any date shall mean the average of the daily closing prices per share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; provided, however, that if any event described in Section 2.4, or any analogous event, shall have caused the closing prices used to determine the Market Price on any Trading Days during such period of 20 consecutive Trading Days not to be fully comparable with the closing price on such date, each such closing price so used shall be appropriately adjusted by the Board of Directors in order to make it fully comparable with the closing price on such date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on such date, the average of the closing bid and asked prices, regular way, for each share of such securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the NYSE or, if the securities are not listed on the NYSE, as reported in the principal consolidated transaction reporting system with respect to the principal national securities exchange on which the securities are listed or admitted to trading or, if the securities are not listed or admitted to trading on any national securities exchange, as reported by such other quotation system then in use or, if on any such date the securities are not listed or admitted to trading on any national securities exchange or quoted by any such quotation system, the average of the closing bid and asked prices in the over-the-counter market as furnished by a professional market maker making a market in the securities selected by the Board of Directors; provided, however, that if on any such date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of such securities on such date shall mean the fair value per share of such securities on such date as determined in good faith by the Board of Directors, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.
“NOLs” shall have the meaning set forth in the Recitals.
“NYSE” shall have the meaning set forth in the Recitals.
“Ordinary Shares” shall mean the ordinary shares, par value $0.001 per share, of the Company.

“Ownership Statements” shall mean, with respect to Book Entry Ordinary Shares, current ownership statements issued to the record holders thereof in lieu of a certificate representing such Ordinary Shares.
“Person” shall mean any individual, firm, partnership, limited liability company, trust, association, limited liability partnership, corporation or other “entity” within the meaning of Treasury Regulation Section 1.382-3(a)(1)(i) and shall include any successor (by merger or otherwise) of any such entity.
“Plan” shall have the meaning set forth in the Preamble.
“Preferred Shares” shall mean the series of Participating Preferred Shares, par value $0.001 per share, of the Company having the terms, powers, preferences and other rights as set forth in the Form of Designation of Participating Preferred Shares in substantially the form of Exhibit B hereto appropriately completed.
“Record Date” shall have the meaning set forth in the Recitals.
“Redemption Time” shall mean the time at which the right to exercise the Rights shall terminate pursuant to Section 5.1.
“Requesting Person” shall have the meaning set forth in Section 5.3.
“Right” shall have the meaning set forth in the Recitals.
“Rights Agent” shall have the meaning set forth in the Preamble.
“Rights Certificate” shall have the meaning set forth in Section 2.3(c).
“Rights Register” shall have the meaning set forth in Section 2.7(a).
“Separation Time” shall mean the next Business Day following the earlier of (i) the tenth Business Day (or such later date as the Board of Directors may from time to time fix by resolution adopted prior to the Separation Time that otherwise would have occurred) after the date on which any Person commences a tender or exchange offer that, if consummated, would result in such Person becoming an Acquiring Person and (ii) the Flip-in Date; provided, that if the foregoing results in the Separation Time being prior to the Record Date, the Separation Time shall be the Record Date and provided further, that if any tender or exchange offer referenced in clause (i) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Separation Time without the purchase of any Ordinary Shares pursuant thereto, such offer shall be deemed, for purposes of this paragraph, never to have been made.
“Share Acquisition Date” shall mean the first date on which there shall be a public announcement by the Company (by any means) that a Person has become an

Acquiring Person, which announcement makes express reference to such status as an Acquiring Person pursuant to this Plan.
“Subsidiary” of any specified Person shall mean any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity or membership interest is Beneficially Owned, directly or indirectly, by such Person.
“Trading Day,” when used with respect to any securities, shall mean a day on which the NYSE is open for the transaction of business or, if such securities are not listed or admitted to trading on the NYSE, a day on which the principal national securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if such securities are not listed or admitted to trading on any national securities exchange, a Business Day.
“Trading Regulation” shall have the meaning set forth in Section 2.3(c).
“Treasury Regulations” shall mean any Treasury Regulations promulgated under the Code, including any amendments thereto.
“Trust” shall have the meaning set forth in Section 3.1(c).
“Trust Agreement” shall have the meaning set forth in Section 3.1(c).
ARTICLE II

THE RIGHTS
2.1Summary of Rights. As soon as practicable after the Record Date, the Company may make available a letter summarizing the terms of the Rights for each holder of record of Ordinary Shares as of the Record Date.
2.2Legend. Certificates for the Ordinary Shares or, if a certificate has not been issued, the registration of the Ordinary Shares on the register of members of the Company, issued on or after the Record Date but prior to the Separation Time, shall evidence one Right for each Ordinary Share represented thereby, and the Company shall either mail to every Person that acquires Ordinary Shares after the Issue Time, but prior to the Separation Time, certificates for such Ordinary Shares, or confirm the registration of such Ordinary Shares on the register of members of the Company which certificates or confirmation shall have impressed on, printed on, written on or otherwise affixed to them a legend substantially in the following terms:
Until the Separation Time (as defined in the Plan referred to below), this also evidences and entitles the holder hereof to certain Rights as set forth in a Tax Benefits Preservation Plan, dated as of November 4, 2026 (as such may be amended from time to time, the “Plan”), between Adient plc (the “Company”) and Broadridge Corporate Issuer Solutions, LLC, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Plan, such Rights may be redeemed, may become exercisable for securities or assets of the Company, may be exchanged for Ordinary Shares, one one-thousandth of a Preferred Share and/or other securities or assets of the Company, may expire, may become null and void (including if they are “Beneficially Owned” by an “Acquiring Person” or an “Affiliate” thereof, as such terms are defined in the Plan, or by any transferee of any of the foregoing) or may be evidenced by separate certificates and may no longer be evidenced hereby. The Company will mail or deliver or arrange for the mailing or delivery of a copy of the Plan to the holder hereof without charge after the receipt of a written request therefor. None of the securities purchasable upon exercise of the Rights has been offered or directed to any person in any member state of the European Economic Area in which the EU’s Prospectus Regulation (Regulation (EU) 2017/1129, as amended) (the “Prospectus Regulation”) (each, a “relevant member state”) other than (A) to any legal entity which is a qualified investor as defined under the Prospectus Regulation; or (B) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Regulation. Each person in a relevant member state who exercises any Rights will be deemed to have represented, warranted, acknowledged and agreed with the Company and the Rights Agent that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation, unless an approved prospectus has been prepared and published by the Company, or the Company determines that a prospectus is not required under applicable law.
Certificates representing Ordinary Shares that are issued and outstanding at the Issue Time or confirmation of Book Entry Ordinary Shares shall evidence one Right for each Ordinary Share evidenced thereby notwithstanding the absence of the foregoing legend, and such Rights shall not be evidenced by separate Rights certificates or book entry prior to the Separation Time.

The Company shall mail or deliver or arrange for the mailing or delivery of a copy of this Plan to any Person that holds Ordinary Shares, as evidenced by the registration of the Ordinary Shares in the name of such Person in the register of members maintained by or on behalf of the Company or by Book Entry Ordinary Shares, without charge, after the receipt of a written request therefor.
2.3Exercise of Rights; Separation of Rights.
(a)Subject to Sections 3.1, 5.1, 5.6 and 5.9 and subject to adjustment as herein set forth, each Right will entitle the holder thereof, at or after the Separation Time and prior to the Expiration Time, to purchase, for the Exercise Price, one one-thousandth of a Preferred Share. The Exercise Price shall be payable in lawful money of the United States of America in accordance with the terms hereof and Section 2.3(d) below.
(b)Until the Separation Time, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated Ordinary Share (or, if the Ordinary Shares shall be uncertificated, the registration of the Ordinary Shares on the register of members of the Company and any confirmation thereof provided for in Section 2.2), and will be transferable only together with, and will be transferred by a transfer of, such associated share.
(c)Subject to the terms and conditions hereof, at or after the Separation Time and prior to the Expiration Time, (i) the Rights may be exercised pursuant to Section 2.3(d), (ii) the Rights will be transferable independent of Ordinary Shares and (iii) the Rights Agent will promptly, at the Company’s expense, if requested by the Company and provided with all necessary information, mail to each holder of record of Ordinary Shares (provided that the Board of Directors has not elected to exchange all of the then outstanding Rights pursuant to Section 3.1(c)) as of the Separation Time (other than any Person whose Rights have become null and void pursuant to Section 3.1(b)), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish, or cause to be furnished by the transfer agent or registrar for the Ordinary Shares, copies of such records to the Rights Agent for this purpose), (x) a certificate (a “Rights Certificate”) in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Plan and as do not affect the rights, liabilities, responsibilities or duties of the Rights Agent, or as may be required to comply with any law, rule or regulation or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded (“Trading Regulation”), or to conform to usage, and (y) a disclosure statement describing the Rights. Receipt of a Rights Certificate by any Person shall not preclude a later determination that such Rights are null and void pursuant to Section 3.1(b). The Company may implement such procedures as it deems appropriate, in its sole discretion, to minimize the possibility that Rights are received by Persons with respect to whom Rights would be null and void under Section 3.1(b).
(d)Subject to the terms and conditions hereof, Rights may be exercised on any Business Day at or after the Separation Time and prior to the Expiration

Time by submitting to the Rights Agent the Rights Certificate evidencing such Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate duly executed and properly completed, accompanied by a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association (a “signature guarantee”) and such other documentation as the Rights Agent may reasonably request, together with payment in cash (in the form of a wire payment), or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or, if uncertificated, Book Entry Ordinary Shares) for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.
(e)Upon receipt of a Rights Certificate, with a properly completed and duly executed Election to Exercise accompanied by a signature guarantee together with payment (if any) as set forth in Section 2.3(d), and subject to the terms and conditions hereof, the Rights Agent will thereupon promptly (i)(A) requisition from a transfer agent share certificates evidencing such number of shares or other securities to be purchased or, in the case of uncertificated shares or other securities, requisition from the depositary agent depositary receipts representing such number of uncertificated shares or other securities as are to be purchased (in which case certificates for the uncertificated shares or other securities represented by such receipts shall be deposited by the transfer agent with such depositary agent) (the Company hereby irrevocably authorizing its transfer agent and/or the depositary agent as the case may be to comply with all such requisitions), and (B) when necessary to comply with this Plan, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased (the Company hereby irrevocably authorizes each such depositary agent to comply with such requisitions) or, requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.6 and (ii) after receipt of such certificates, depositary receipts, notices and/or, when necessary to comply with this Plan, cash, cause the same to be delivered to or upon the order of the registered holder of such Rights Certificate, registered (in the case of certificates, depositary receipts or notices) in such name or names as may be designated by such holder.
(f)In case the holder of any Rights shall exercise less than all of the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.
(g)The Company covenants and agrees that it will (i) take all such action as may be necessary to ensure that all shares delivered (or evidenced by Book Entry Ordinary Shares) upon exercise of Rights shall, at the time of delivery of the certificates (or registration) for such shares (subject to payment of the Exercise Price), be duly and validly authorized, executed, issued and delivered (or registered) and fully paid and non-assessable; (ii) take all such action as may be necessary to comply with any applicable requirements of the Securities Act of 1933, as amended from time to time, or the Exchange Act, and the rules and regulations thereunder, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable any and all federal and state taxes and charges that may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, provided, that the Company shall not be required to pay any tax or charge that may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates (or the registration) for shares in a name other than that of the holder of the Rights being transferred or exercised.
(h)Notwithstanding anything in this Plan to the contrary, neither the Rights Agent nor the Company shall be obligated to undertake any action with respect to the exercise or assignment of a Rights Certificate unless the registered holder of such Rights Certificate shall have (i) properly completed and duly signed the certificate following the form of assignment or the form of Election to Exercise, as applicable, set forth on the reverse side of the Rights Certificate surrendered for such exercise or assignment, (ii) provided such additional evidence of the identity of the Beneficial Owner (or former Beneficial Owner) thereof and of the Rights evidenced thereby, and the Affiliates of such Beneficial Owner or former Beneficial Owner, as the Company or the Rights Agent may reasonably request and (iii) paid a sum sufficient to cover any tax or charge that may be imposed as required under Section 2.3(d).
(i)(i)    In the event that (x) there shall not be sufficient authorized but unissued Preferred Shares in the capital of the Company and/or (y) the Company shall not have the necessary allotment authority required under Irish law to allot and iss ue sufficient numbers of Preferred Shares in accordance with Section 1021 of the Irish Companies Act 2014, as amended (the “Irish Companies Act”), and/or the Company shall not have in place the necessary pre‑emption authority required under Irish law to allot and issue sufficient numbers of Preferred Shares for cash consideration on a non-preemptive basis in accordance with Section 1023 of the Irish Companies Act to permit the exercise in full of the Rights in accordance with this Section 2, the Company may call a general meeting of shareholders seeking approval to cause the allotment of sufficient additional shares to be so authorized for the purposes of both (x) and (y) above as applicable.
2.4Adjustments to Exercise Price; Number of Rights.
(a)In the event the Company shall at any time after the Record Date and prior to the Separation Time (i) declare or pay a dividend on Ordinary Shares payable in Ordinary Shares, (ii) subdivide the outstanding Ordinary Shares or (iii) combine the outstanding Ordinary Shares into a smaller number of Ordinary Shares, (x) the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Ordinary Shares including any fractional shares in lieu of which such holder received cash (the “Expansion Factor”) that a holder of one Ordinary Share immediately prior to such dividend, subdivision or combination would hold thereafter as a result thereof and (y) each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the Ordinary Shares with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of such dividend, subdivision or combination, so that each such Ordinary Share will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.

In the event that the Company shall at any time after the Record Date and prior to the Separation Time issue any Ordinary Shares otherwise than in a transaction referenced in the preceding paragraph, each such Ordinary Share so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing such share (or, if the Ordinary Shares shall be uncertificated, such Right shall be evidenced by Book Entry Ordinary Shares). Rights shall be issued by the Company in respect of Ordinary Shares that are issued or sold by the Company after the Separation Time only to the extent provided in Section 5.4.
(b)In the event that the Company shall at any time after the Record Date and prior to the Separation Time issue or distribute any securities or assets in respect of, in lieu of or in exchange for Ordinary Shares (other than pursuant to any non-extraordinary periodic cash dividend or a dividend paid solely in Ordinary Shares) whether by dividend, in a reclassification or recapitalization (including any such transaction involving a merger, consolidation or statutory share exchange), or otherwise, the Company shall make such adjustments, if any, in the Exercise Price, number of Rights and/or securities or other property purchasable upon exercise of Rights as the Board of Directors, in its sole discretion, may deem to be appropriate under the circumstances, and the Company and the Rights Agent shall amend this Plan as necessary to provide for such adjustments.
(c)Each adjustment to the Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest one cent. Whenever an adjustment to the Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) promptly file with the Rights Agent and with each transfer agent for the Ordinary Shares a copy of such certificate. The Rights Agent shall be fully protected in relying on any such certificate and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of, any adjustment or any such event unless and until it shall have received such a certificate.
(d)Rights Certificates shall represent the right to purchase the securities purchasable under the terms of this Plan, including any adjustment or change in the securities purchasable upon exercise of the Rights, even though such certificates may continue to express the securities purchasable at the time of issuance of the initial Rights Certificates.
2.5Date on Which Exercise is Effective. Each Person in whose name any certificate for shares is issued (or registration of the Book Entry Ordinary Shares is effected) upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented thereby at the Close of Business on the Business Day upon which the Rights Certificate evidencing such Rights was duly surrendered and payment of the Exercise Price for such Rights (and any applicable taxes and other charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the securities transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or registration) shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.

2.6Execution, Authentication, Delivery and Dating of Rights Certificates.
(a)The Rights Certificates shall be executed on behalf of the Company by its President, Chief Executive Officer, Chief Financial Officer, Corporate Secretary or any Executive Vice President. The signature of any of these officers on the Rights Certificates may be manual or electronic.
Rights Certificates bearing the manual or electronic signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the countersignature and delivery of such Rights Certificates.
Promptly after the Separation Time, the Company will notify the Rights Agent in writing of such Separation Time (and if such notification is given orally, the Company shall confirm the same in writing on or prior to the Business Day next following) and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and, subject to Sections 2.3(c) and 3.1(b), the Rights Agent shall manually or electronically countersign and deliver such Rights Certificates to the holders of the Rights pursuant to Section 2.3(c). Until the written notice provided for in this Section 2.6 is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Separation Time has not occurred. No Rights Certificate shall be valid for any purpose unless manually or electronically countersigned by the Rights Agent.
In case any authorized signatory of the Rights Agent who has countersigned any of the Rights Certificates ceases to be an authorized signatory of the Rights Agent before issuance and delivery by the Company, such Rights Certificates, nevertheless, may be issued and delivered by the Company with the same force and effect as though the individual who countersigned such Rights Certificates had not ceased to be an authorized signatory of the Rights Agent; and any Rights Certificates may be countersigned on behalf of the Rights Agent by any individual who, at the actual date of the countersignature of such Rights Certificate, is properly authorized to countersign such Rights Certificate, although at the date of the execution of this Plan any such individual was not so authorized.

(b)Each Rights Certificate shall be dated the date of the countersignature thereof.
2.7Registration, Registration of Transfer and Exchange.
(a)After the Separation Time, the Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable procedures as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Separation Time as herein provided. In the event the Rights Agent ceases to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times during normal business hours after the Separation Time.
After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Sections 2.7(c) and (d), the Company will execute, and the Rights Agent will countersign and, if requested by the Company and provided with all necessary information, deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificate so surrendered.
(b)Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Plan as the Rights surrendered upon such registration of transfer or exchange.

(c)Each Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed and be accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request, including a written instrument of transfer in form satisfactory to the Company and the Rights Agent duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other charge that may be imposed in relation thereto. The Rights Agent shall not have any duty or obligation to take any action under any section of this Plan that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made.
(d)The Company shall not register the transfer or exchange of any Rights that have become null and void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed under Section 5.1.
2.8Mutilated, Destroyed, Lost and Stolen Rights Certificates.
(a)If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b), 3.1(c) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, subject to Sections 3.1(b), 3.1(c) and 5.1 and in the absence of written notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its written request the Rights Agent shall countersign and, if requested by the Company and provided with all necessary information, deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen. For the avoidance of doubt, the Rights Agent may require the owner of any lost, stolen or destroyed Rights Certificate, or such owner’s legal representative, to provide the Rights Agent a bond sufficient to indemnify the Rights Agent against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Rights Certificate or the issuance of any such new Rights Certificate.
(c)As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company or the Rights Agent may require the payment of a sum sufficient to cover any tax or other charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Rights Agent) connected therewith. The Rights Agent shall have no duty or obligation to take any action under any Section of this Plan which requires the payment by a Rights holder of applicable taxes and/or charges unless and until it is satisfied that all such taxes and/or charges have been paid.
(d)Each new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and, subject to Section 3.1(b), shall be entitled to all the benefits of this Plan equally and proportionately with any and all other Rights duly issued hereunder.
2.9Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Ordinary Shares certificate or Ownership Statement, if uncertificated), the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name such Rights Certificate (or, prior to the Separation Time, such Ordinary Shares certificate or Ownership Statement, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. As used in this Plan, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated Ordinary Shares).
2.10Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of, or in exchange for, any Rights Certificates cancelled as provided in this Section 2.10. Subject to applicable law and regulation and its record retention policies, the Rights Agent shall maintain in a retrievable database electronic records of all cancelled or destroyed Rights Certificates which have been cancelled or destroyed by the Rights Agent. The Rights Agent shall maintain such electronic records for the time period required by applicable law and regulation and its record retention policies. Upon written request of the Company (and at the expense of the Company), the Rights Agent shall provide to the Company or its designee copies of such electronic records relating to Rights Certificates cancelled or destroyed by the Rights Agent.
2.11Agreement of Rights Holders. Each holder of Rights, by accepting the same, consents and agrees with the Company and the Rights Agent and with each other holder of Rights that:
(a)prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Ordinary Share;

(b)after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;
(c)prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Ordinary Shares certificate or Ownership Statement, if uncertificated) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Ordinary Shares certificate or Ownership Statement, if uncertificated) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;
(d)Rights Beneficially Owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become null and void;
(e)this Plan may be supplemented or amended from time to time in accordance with its terms;
(f)the Board of Directors shall have the exclusive power and authority delegated to it pursuant to Section 5.12; and
(g)notwithstanding anything in this Plan to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or other Person as a result of its inability to perform any of its obligations under this Plan by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.
2.12EU Prospectus. Notwithstanding any provision of this Plan to the contrary, a person in any member state of the European Economic Area may not exercise Rights if under applicable law of such relevant member state an approved prospectus is required to be made available to the public before any offer of the securities purchasable upon such person’s exercise of the Rights may be made to or directed at such person, unless an approved prospectus has been prepared and published by the Company. None of the securities purchasable upon exercise of the Rights have been offered or directed to any person in any relevant member state other than (i) to any legal entity which is a qualified investor as defined under the Prospectus Regulation; or (ii) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Regulation. Each person in a relevant member state who exercises any Rights will be deemed to have represented, warranted, acknowledged and agreed with the Company and the Rights Agent that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Regulation, and a person in a relevant member state who is not a qualified investor may be permitted to exercise Rights only with the express prior consent of the Company, in each case unless an approved prospectus has been prepared and published by the Company or the Company determines that a prospectus is not required under applicable law. Where required, the Company shall prepare, seek the necessary approval of, and publish any such required prospectus as promptly as practicable.
ARTICLE III

ADJUSTMENTS TO THE RIGHTS IN
THE EVENT OF CERTAIN TRANSACTIONS
3.1Flip-in.
(a)In the event that prior to the Expiration Time a Flip-in Date shall occur, except as otherwise provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise thereof in accordance with the terms hereof (but subject to Section 5.9), that number of Ordinary Shares having an aggregate Market Price on the Share Acquisition Date that gave rise to the Flip-in Date equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after such Share Acquisition Date any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Ordinary Shares); provided, however, that in connection with any exercise effected pursuant to this Section 3.1(a), no holder of Rights shall be entitled to receive Ordinary Shares (or other shares of equity capital of the Company) that would result in such holder, together with such holder’s Affiliates, being or becoming the Beneficial Owner of more than 4.95% of the then outstanding Ordinary Shares. If a holder would, but for the previous sentence, be entitled to receive a number of shares that would otherwise result in such holder, together with such holder’s Affiliates, being or becoming the Beneficial Owner of in excess of 4.95% of the then outstanding Ordinary Shares

(such shares, the “Excess Shares”), then in lieu of receiving such Excess Shares and to the extent permitted by law or orders applicable to the Company, such holder will only be entitled to receive an amount in cash or, at the election of the Company, a note or other evidence of indebtedness maturing within nine months with a principal amount, equal to the current per share Market Price of an Ordinary Share at the Close of Business on the Trading Day following the date of exercise multiplied by the number of Excess Shares that would otherwise have been issuable to such holder.
(b)Notwithstanding the foregoing, any Rights that are Beneficially Owned on or after the Share Acquisition Date by an Acquiring Person or an Affiliate thereof shall become null and void and no longer be deemed to be outstanding, and any holder of such Rights (including transferees, whether direct or indirect, of any such Persons) shall thereafter have no right to exercise, exchange or transfer such Rights. If any Rights Certificate is presented for assignment or exercise and the Person presenting the same will not properly complete the certification set forth at the end of the form of assignment or notice of Election to Exercise or, if requested, will not provide such additional evidence, including, without limitation, the identity of the Beneficial Owners and their Affiliates (or former Beneficial Owners and their Affiliates) as the Company or the Board of Directors shall reasonably request in order to determine if such Rights are null and void, then the Company shall be entitled conclusively to deem the Rights to be Beneficially Owned by an Acquiring Person or an Affiliate thereof or a transferee of any of the foregoing and accordingly deem the Rights evidenced thereby to be null and void and not transferable, exercisable or exchangeable.

(c)The Board of Directors may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the Beneficial Owner of more than 50% of the outstanding Ordinary Shares elect to exchange all (but not less than all) of the then outstanding Rights for Ordinary Shares at an exchange ratio of one Ordinary Share per Right, (with the nominal value of such Ordinary Shares being paid-up in a manner consistent with Irish law) appropriately adjusted in the event that after the Separation Time any of the events described in Section 2.4(a) or (b), or any analogous event, shall have occurred with respect to the Ordinary Shares (such exchange ratio, as adjusted from time to time, being hereinafter referred to as the “Exchange Ratio”).
Immediately upon the action of the Board of Directors electing to exchange the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right, whether or not an Election to Exercise has been previously delivered, will thereafter represent only the right to receive a number of Ordinary Shares equal to the Exchange Ratio; provided, however, that in connection with any exchange effected pursuant to this Section 3.1(c), no holder of Rights shall be entitled to receive Ordinary Shares (or other shares of equity capital of the Company) that would result in such holder, together with such holder’s Affiliates, being or becoming the Beneficial Owner of more than 4.95% of the then outstanding Ordinary Shares. If a holder would, but for the previous sentence, be entitled to receive Excess Shares, in lieu of receiving such Excess Shares and to the extent permitted by law or orders applicable to the Company, such holder will only be entitled to receive an amount in cash or, at the election of the Company, a note or other evidence of indebtedness maturing within nine months with a principal amount, equal to the current per share Market Price of an Ordinary Share at the Close of Business on the Trading Day following the date the Board of Directors effects the foregoing exchange multiplied by the number of Excess Shares that would otherwise have been issuable to such holder. The exchange of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Promptly after the action of the Board of Directors electing to exchange the Rights, the Company shall give written notice thereof (specifying the steps to be taken to receive Ordinary Shares in exchange for Rights) to the Rights Agent and the holders of the Rights outstanding immediately prior thereto by mailing or delivering such notice in accordance with Section 5.8. Before effecting an exchange pursuant to this Section 3.1(c), the Board of Directors may direct the Company to enter into a trust agreement in such form and with such terms as the Board of Directors shall then approve (the “Trust Agreement”). If the Board of Directors so directs, the Company shall enter into the Trust Agreement and shall issue to the trust created by such agreement (the “Trust”), which Trust shall act as the agent of the Company, all or some (as designated by the Board of Directors) of the Ordinary Shares (or other securities) issuable pursuant to the exchange, and all or some (as designated by the Board of Directors) of the holders of Rights entitled to receive shares pursuant to the exchange shall be entitled to receive such shares (and any dividends paid or distributions made thereon after the date on which such shares are deposited in the Trust) only from the Trust and solely upon compliance with the relevant terms and provisions of the Trust Agreement. Prior to effecting an exchange and registering Ordinary Shares (or other such securities) in any Person’s name, including any nominee or transferee of a Person, the Company may require (or cause the trustee of the Trust to require), as a condition thereof, that any holder of Rights provide evidence, including, without limitation, the identity of the Beneficial Owners thereof and their Affiliates (or former Beneficial Owners thereof and their Affiliates) as the Company shall reasonably request in order to determine if such Rights are null and void. If any Person shall fail to comply with such request, the Company shall be entitled conclusively to deem the Rights formerly held by such Person to be null and void pursuant to Section 3.1(b) and not transferable or exercisable or exchangeable in connection herewith. Any Ordinary Shares or other securities issued at the direction of the Board of Directors in connection herewith shall be validly issued, fully paid and non-assessable Ordinary Shares or such other securities (as the case may be), and the Company shall be deemed to have received as consideration for such issuance a benefit having a value that is at least equal to the aggregate par value of the shares or other securities so issued. Approval by the Board of Directors of the exchange shall constitute a determination by the Board of Directors that such consideration is adequate.
Each Person in whose name any certificate for shares is issued (or for whom any registration of Book Entry Ordinary Shares is made) upon the exchange of Rights pursuant to this Section 3.1(c) or Section 3.1(d) shall for all purposes be deemed to have become the holder of record of the shares represented thereby as of the Close of Business on, and such certificate (or registration of Book Entry Ordinary Shares) shall be dated (or registered) as of, the date upon which the Rights Certificate evidencing such Rights was duly exchanged or deemed exchanged by the Company and payment of any applicable taxes and other governmental charges payable by the holder was made; provided, however, that if the date of such exchange and payment is a date upon which the securities transfer books of the Company are closed, such Person shall be deemed to have become the record holder of such shares on, and such certificate (or Book Entry Ordinary Share) shall be dated (or registered) as of, the next succeeding Business Day on which the securities transfer books of the Company are open.
(d)(d)    Whenever the Company shall become obligated under Section 3.1(a) or (c) to issue Ordinary Shares upon exercise of, or in exchange fo

r, Rights, the Company, as determined by the Board of Directors, may substitute therefor Preferred Shares, at a ratio of one one-thousandth of a Preferred Share for each Ordinary Share so issuable, subject to adjustment and subject to Section 5.6.
(e)(e)    In the event that (i) there shall not be sufficient treasury shares or authorized but unissued Ordinary Shares or Preferred Shares in the capital of the Company and/or (ii) the Company shall not have the necessary allotment authority required under Irish law to allot and issue sufficient numbers of shares in accordance with Section 1021 of the Irish Companies Act and/or the Company shall not have in place the necessary pre‑emption authority required under Irish law to allot and issue sufficient numbers of shares for cash consideration on a non-preemptive basis in accordance with Section 1023 of the Irish Companies Act to permit the exercise or exchange in full of the Rights in accordance with this Section 3, the Company shall either (i) call a general meeting of shareholders seeking approval to cause the allotment of sufficient additional shares to be so authorized for the purposes of both (i) and (ii) above as applicable (provided, that, if such approval is not obtained, the Company will take the action specified in clause (ii) of this sentence) or (ii) take such action as shall be necessary to ensure and provide, without exposing the directors to personal liability (as determined by the Board of Directors), as and when and to the maximum extent permitted by applicable law and any agreements or instruments in effect on the Share Acquisition Date (and remaining in effect) to which the Company is a party, that each Right shall thereafter constitute the right to receive, (x) in the case of any exercise in accordance with Section 3.1(a), at the Company’s option, either (A) in return for the Exercise Price, debt or equity securities or other assets (or a combination thereof) having a fair value equal to twice the Exercise Price, or (B) without payment of consideration (except as may be required for the valid issuance of securities or otherwise required by applicable law), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the Exercise Price, or (y) in the case of an exchange of Rights in accordance with Section 3.1(c), debt or equity securities or other assets (or a combination thereof) having a fair value equal to the product of the Market Price of an Ordinary Share on the Flip-in Date multiplied by the Exchange Ratio in effect on the Flip-in Date, where in any case set forth in (x) or (y) above the fair value of such debt or equity securities or other assets shall be as determined in good faith by the Board of Directors, after consultation with a nationally recognized (in the United States of America) investment banking firm.
(f)(f)    The Company may, but shall not be required to, make such changes in the Exercise Price, in addition to those required by Section 3.1(a), as the Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of Ordinary Shares resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

ARTICLE IV

THE RIGHTS AGENT
4.1General.
(a)The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the express terms and conditions hereof (and no implied terms or conditions), and the Rights Agent hereby accepts such appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, to reimburse its reasonable and documented expenses, counsel fees and other disbursements incurred in the preparation, negotiation, delivery, amendment, administration and execution of this Plan and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent and its affiliates, and its and their respective employees, officers, directors, representatives, agents and advisors for, and to hold it harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel), incurred without gross negligence, bad faith or willful misconduct on the part of the Rights Agent (each as determined by a final non-appealable judgment of a court of competent jurisdiction), for any action taken, suffered or omitted to be taken by the Rights Agent in connection with the acceptance, administration, exercise and performance of its duties under this Plan. The costs and expenses incurred by the Rights Agent in enforcing this right of indemnification shall be paid by the Company. The provisions of this Section 4.1 and Section 4.3 below shall survive the termination of this Plan, the exercise or expiration of the Rights and the resignation, replacement or removal of the Rights Agent.
(b)The Rights Agent shall be authorized and protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in connection with its acceptance and administration of this Plan or the exercise and performance of its duties hereunder in reliance upon any certificate for securities (or registration on the stock transfer books of the Company) purchasable upon exercise of Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons, or otherwise upon the advice of counsel as set forth herein. The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice.
4.2Merger or Consolidation or Change of Name of Rights Agent.
(a)Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any Person succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Plan without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4. In case at the time such successor Rights Agent succeeds to the agency created by this Plan any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Plan.
(b)In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Rights Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name; and in all such cases such Rights Certificates shall have the full force provided in the Rights Certificates and in this Plan.
4.3Duties of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations expressly imposed by this Plan and no implied duties or obligations shall be read into this Plan against the Rights Agent. The Rights Agent shall perform such duties and obligations upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance thereof, shall be bound:
(a)The Rights Agent may consult with legal counsel (who may be legal counsel for the Company or an employee of the Rights Agent), and the advice or opinion of such counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in the absence of bad faith and in accordance with such advice or opinion.
(b)Whenever in the performance of its duties under this Plan the Rights Agent deems it necessary or desirable that any fact or matter (including without limitation, the identity of an Acquiring Person and the determination of the current per share market price of any security) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a person believed by the Rights Agent to be the President, Chief Executive Officer, Chief Financial Officer, Corporate Secretary or any Executive Vice President of the Company and delivered to the Rights Agent; and such certificate will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall incur no liability for any action taken, suffered or omitted to be taken in the absence of bad faith by the Rights Agent under the provisions of this Plan in reliance upon such certificate.

(c)The Rights Agent will be liable to the Company and any other Person hereunder only for its own gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage. Any and all liability of the Rights Agent under this Plan will be limited to the amount of annual fees paid by the Company to the Rights Agent pursuant to this Plan during the 12 months immediately preceding the event for which recovery from the Rights Agent is being sought.
(d)The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Plan or in the certificates, if any, for securities purchasable upon exercise of Rights or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only.
(e)The Rights Agent will not have any liability for or be under any responsibility in respect of the validity of this Plan or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any certificate, if any, for securities purchasable upon exercise of Rights or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Plan or in any Rights Certificate; nor will it be responsible for any change in the exercisability or exchangeability of the Rights (including the Rights becoming null and void pursuant to Section 3.1(b)) or any change or adjustment in the terms of the Rights (including any adjustment required under the provisions of Section 2.4 or 3.1) or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing any such adjustment, upon which the Rights Agent may rely); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of Rights or any Rights or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and non-assessable.
(f)The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Plan.
(g)The Rights Agent is hereby authorized and directed to accept advice or written instructions with respect to the performance of its duties hereunder from any individual believed by the Rights Agent to be the President, Chief Executive Officer, Chief Financial Officer, Corporate Secretary or any Executive Vice President of the Company, and to apply to such individual for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Rights Agent and the Rights Agent shall not be liable for or in respect of any action taken, suffered or omitted to be taken by it in the absence of bad faith in accordance with instructions of any such individual or for any delay while acting or while waiting for those instructions. The Rights Agent shall be fully authorized and protected in relying upon the most recent instructions received by any such individual. In the event the Rights Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any other Person for refraining from taking such action, if the Rights Agent shall have notified the Company promptly of such belief in writing, and unless the Rights Agent shall receive written instructions executed by a person authorized under this Section 4.3(g) that eliminate such ambiguity or uncertainty to the satisfaction of the Rights Agent. The Rights Agent shall have no duty to independently verify the accuracy or completeness of any such advice or written instructions.
(h)The Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in Ordinary Shares, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Plan. Nothing herein shall preclude the Rights Agent or any shareholder, affiliate, director, officer or employee of the Rights Agent from acting in any other capacity for the Company or for any other Person.
(i)The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company or any other Person resulting from any such act, default, neglect or misconduct, absent gross negligence, bad faith or willful misconduct in the selection and continued employment thereof (each as determined by a final non-appealable judgment of a court of competent jurisdiction).
(j)No provision of this Plan shall require the Rights Agent to expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if it believes that repayment of such funds or adequate indemnification against such risk or liability is not assured to it.
(k)If, with respect to any Rights Certificate surrendered to the Rights Agent for exercise or transfer, the certificate attached to the form of assignment or form of election to exercise, as the case may be, has not been properly completed or duly executed, the Rights Agent shall not take any further action with respect to such requested exercise or transfer without first consulting with the Company and the Rights Agent shall not be liable for any delays arising from the duties under this Section 4.3(k).

(l)The Rights Agent shall have no responsibility to the Company, any holders of Rights, any holders of Ordinary Shares or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Plan.
(m)The Rights Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Rights Agent, unless the Rights Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Plan to be delivered to the Rights Agent must, in order to be effective, be received by the Rights Agent as specified in Section 5.8, and in the absence of such notice so delivered, the Rights Agent may conclusively assume no such event or condition exists.
(n)Notwithstanding anything to the contrary contained herein, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, disease, pandemics, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.
4.4Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Plan upon at least 90 days’ notice (or such lesser notice as is confirmed by the Company in writing to be acceptable) in writing mailed or delivered to the Company in accordance with Section 5.8 and, in the event that the Rights Agent or one of its Affiliates is not also the transfer agent of the Company, to each transfer agent of Ordinary Shares known to the Rights Agent. In the event the transfer agency relationship in effect between the Company and the Rights Agent terminates, the Rights Agent will be deemed to have resigned automatically and be discharged from its duties under this Plan as of the effective date of such termination, and the Company shall be responsible for sending any required notice. The Company may remove the Rights Agent upon 30 days’ notice in writing, mailed or delivered to the Rights Agent and to each transfer agent of the Ordinary Shares in accordance with Section 5.8. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 30 days after such removal or after the effectiveness of such resignation or after it has been notified in writing of such incapacity by the incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a Person (other than a natural person) organized and doing business under the laws of the United States or any state of the United States, in good standing, which is authorized under such laws to exercise the powers of the Rights Agent contemplated by this Plan and is subject to supervision or examination by federal or state authority and which, when combined with its Affiliates, has at the time of its appointment as Rights Agent a combined capital and surplus or net assets, on a consolidated basis, of at least $50,000,000 or (b) an Affiliate of a Person described in clause (a) of this sentence. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Ordinary Shares, and mail or deliver a notice thereof in writing to the holders of the Rights. Notwithstanding the foregoing, failure to give any notice provided for in this Section 4.4 or any defect therein shall not affect the legality or validity of the resignation or removal of the predecessor Rights Agent or the appointment of the successor Rights Agent, as the case may be.
ARTICLE V

MISCELLANEOUS
5.1Redemption.
(a)The Board of Directors may, at its option, at any time, elect to redeem all (but not less than all) of the then outstanding Rights without consideration therefor. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and with such conditions as the Board of Directors of the Company, in its sole discretion, may establish.
(b)Immediately upon the action of the Board of Directors electing to redeem the Rights (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of such future time or event), without any further action and without any notice, the right to exercise the Rights will terminate. Promptly after the Rights are redeemed, the Company shall give notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing or delivering such notice in accordance with Section 5.8.
5.2Expiration. The Rights and this Plan shall expire at the Expiration Time, and no Person shall have any rights pursuant to this Plan or any Right after the Expiration Time, except, if the Rights have been exchanged or redeemed, as provided in Section 3.1 or 5.1, respectively.
5.3Process to Seek Exemption. Any Person who desires to effect any acquisition of Ordinary Shares that might, if consummated, result in such Person Beneficially Owning 4.95% or more of the then outstanding Ordinary Shares (or, in the case of an Existing Holder, additional Ordinary Shares) (a “Requesting Person”) may request that the Board of Directors grant an exemption with respect to such acquisition under this Plan so that such Person would be deemed to be an “Exempt Person” under the definition of Acquiring Person hereof for purposes of this Plan (an “Exemption

Request”). An Exemption Request shall be in proper form and shall be delivered by registered mail, return receipt requested, to the Company’s Corporate Secretary at the principal executive office of the Company. The Exemption Request shall be deemed made upon receipt by the Corporate Secretary of the Company. To be in proper form, an Exemption Request shall set forth (i) the name and address of the Requesting Person, (ii) the number and percentage of Ordinary Shares then Beneficially Owned by the Requesting Person, together with all Affiliates of the Requesting Person, and (iii) a reasonably detailed description of the transaction or transactions by which the Requesting Person would propose to acquire Beneficial Ownership of Ordinary Shares aggregating 4.95% or more of the then outstanding Ordinary Shares and the maximum number and percentage of Ordinary Shares that the Requesting Person proposes to acquire. The Board of Directors shall endeavor to respond to an Exemption Request within 20 Business Days after receipt of such Exemption Request; provided, that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Exemption Request. The Requesting Person shall respond promptly to reasonable and appropriate requests for additional information from the Company or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall grant an exemption in response to an Exemption Request only if it receives, at the Board of Directors’ request, a report from the Company’s advisors to the effect that the acquisition of Beneficial Ownership of Ordinary Shares by the Requesting Person does not create a significant risk of material adverse tax consequences to the Company or the Board of Directors otherwise determines in its sole discretion that the exemption is in the best interests of the Company. Any exemption granted hereunder may be granted in whole or in part, and may be subject to limitations or conditions (including a requirement that the Requesting Person agree that it will not acquire Beneficial Ownership of Ordinary Shares in excess of the maximum number and percentage of shares approved by the Board of Directors), in each case, as and to the extent the Board of Directors shall determine necessary or desirable to provide for the protection of the Company’s NOLs. Any Exemption Request may be submitted on a confidential basis and, except to the extent required by applicable law, the Company and the Requesting Person shall maintain the confidentiality of such Exemption Request and the determination of the Board of Directors with respect thereto, unless the information contained in the Exemption Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available. The Exemption Request shall be considered and evaluated by directors serving on the Board of Directors who are independent of the Company and the Requesting Person and disinterested with respect to the Exemption Request, and the action of a majority of such independent and disinterested directors shall be deemed to be the determination of the Board of Directors for purposes of such Exemption Request.
5.4Issuance of New Rights Certificates. Notwithstanding any of the provisions of this Plan or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares purchasable upon exercise of Rights made in accordance with the provisions of this Plan. In addition, in connection with the issuance or sale of Ordinary Shares by the

Company following the Separation Time and prior to the Expiration Time pursuant to the terms of securities convertible or redeemable into Ordinary Shares or to options, warrants or other rights (other than any securities issued or issuable in connection with the exercise or exchange of Rights), in each case, issued or granted prior to, and outstanding at, the Separation Time, the Company shall issue to the holders of such Ordinary Shares, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of such Ordinary Shares; provided, however, in each case, (i) no such Rights Certificate shall be issued, if, and to the extent that, the Board of Directors determines in its sole discretion, after receiving the advice of legal counsel, that such issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom such Rights Certificates would be issued, (ii) no such Rights Certificates shall be issued if, and to the extent that, appropriate adjustment shall have otherwise been made in lieu of the issuance thereof, and (iii) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or Affiliate of an Acquiring Person or any transferee of any of the foregoing.
5.5Supplements and Amendments. The Company and the Rights Agent may, from time to time, supplement or amend this Plan without the approval of any holders of Rights in any respect. The Rights Agent will duly execute and deliver any supplement or amendment hereto requested by the Company in writing, provided, that the Company has delivered to the Rights Agent a certificate from any of the officers of the Company identified in Section 4.3(b) that states that the proposed supplement or amendment complies with the terms of this Plan, provided, further, that any supplement or amendment (other than to Article IV or that affects the Rights Agent’s rights, duties, obligations or immunities under this Plan) shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. Notwithstanding anything contained in this Plan to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Plan.
5.6Fractional Shares.
(a)The Company shall not issue any fractional shares upon exercise or exchange of Rights. In lieu thereof, in the sole discretion of the Board of Directors, the Company shall either (a) evidence such fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, providing that each holder of a depositary receipt shall have all of the rights, privileges and preferences to which such holder would be entitled as a beneficial owner of such fractional share, or (b) pay to the registered holder of such Rights the appropriate fraction of the Market Price per share in cash. Whenever a payment for fractional shares is to be made by the Rights Agent, the Company shall (i) promptly prepare and deliver to the Rights Agent a certificate setting forth in reasonable detail the facts related to such payments and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Rights Agent in the form of fully collected funds to make such payments. The Rights Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for, fractional shares under any Section of this Plan relating to the payment of fractional shares unless and until the Rights Agent shall have received such a certificate and sufficient monies.
(b)The holder of a Right, by the acceptance of the Right, expressly waives such holder’s right to receive any fractional shares upon exercise or exchange of a Right (except as provided above).
5.7Holder of Rights Not Deemed a Shareholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities that may at any time be issuable on the exercise of such Rights, nor shall anything contained herein or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any general meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of general meetings or other actions affecting shareholders, or to receive dividends or subscription rights, or otherwise, until such Rights shall have been exercised or exchanged in accordance with the provisions hereof (to the extent the shares or other securities issuable on the exercise or exchange of such Rights confer any such rights to the holders thereof).
5.8Notices. Notices or demands authorized or required by this Plan to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made (i) if delivered by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), directed to the email address set forth below or (ii) if delivered or sent by overnight delivery or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:
Adient plc
49200 Halyard Drive
Plymouth, Michigan 48170
Attention: Executive Vice President, Chief Legal and Human Resources Officer, and Corporate Secretary
Email: co-general.counsel@adient.com
Any notice or demand authorized or required by this Plan to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made (i) if delivered by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice), directed to the email address set forth below or (ii) if delivered or sent by overnight delivery or first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) as follows:
Broadridge Corporate Issuer Solutions, LLC
P.O. Box 1342
Brentwood, NY 11717
Attention: Corporate Actions Department
With a copy (which will not constitute notice) to:
Broadridge Financial Solutions, Inc.
2 Gateway Center
Newark, NJ
Attention: General Counsel
Email: legalnotices@broadridge.com
Notices or demands authorized or required by this Plan to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made (i) if delivered by email, directed to such holder at the email address provided by such holder in accordance with applicable law or (ii) if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Ordinary Shares. Any notice that is delivered in the manner herein provided shall be deemed given on the date of the electronic transmission or mailing, as applicable, whether or not the holder receives the notice, except notice to the Company shall be effective only upon receipt.
5.9Suspension of Exercisability or Exchangeability. To the extent that the Board of Directors determines in good faith that some action will or need be taken pursuant to, or in order to properly give effect to, Section 2.3, 3.1 or 4.4 or to comply with federal or state securities laws or applicable Trading Regulations, the Company may suspend the exercisability or exchangeability of the Rights for a reasonable period sufficient to allow it to take such action or comply with such laws or Trading Regulations. In the event of any such suspension, the Company shall issue as promptly as practicable a public announcement (with prompt written notice to the Rights Agent) stating that the exercisability or exchangeability of the Rights has been temporarily suspended. Notice thereof pursuant to Section 5.9 shall not be required. Upon such suspension, any rights of action vested in a holder of Rights shall be similarly suspended.
Failure to give a notice pursuant to the provisions of this Plan shall not affect the validity of any action taken hereunder.
5.10Successors. All the covenants and provisions of this Plan by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.
5.11Benefits of this Plan. Nothing in this Plan shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Plan and this Plan shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.

5.12Determination and Actions by the Board of Directors. The Board of Directors shall have the exclusive power and authority to administer this Plan and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the implementation or administration of this Plan, including, without limitation, the right and power to (i) interpret the provisions of this Plan and (ii) make all determinations and calculations deemed necessary or advisable for the implementation or administration of this Plan, including, without limitation, the right to determine the Rights to be null and void pursuant to Section 3.1, after taking into account the purpose of this Plan and the Company’s interest in maintaining an orderly trading market in the outstanding Ordinary Shares. All such actions, interpretations, calculations and determinations done or made by the Board of Directors shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other Persons. The Rights Agent shall always be entitled to assume that the Board of Directors of the Company acted in good faith, and the Rights Agent shall be fully protected and shall incur no liability in reliance thereon. Notwithstanding anything herein to the contrary, in no event shall a determination of the Board of Directors that would reasonably be expected to adversely affect the rights of the Rights Agent under this Agreement be binding upon the Rights Agent without the written consent of the Rights Agent, in its sole discretion.
5.13Descriptive Headings; Section References. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof. Where a reference in this Plan is made to a Section, such reference shall be to a Section of this Plan unless otherwise indicated.
5.14GOVERNING LAW; EXCLUSIVE JURISDICTION.
(a)THIS PLAN, EACH RIGHT AND EACH RIGHTS CERTIFICATE ISSUED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF IRELAND AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF IRELAND APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN IRELAND. NOTWITHSTANDING THE FOREGOING, THE PARTIES HERETO AGREE THAT THE RIGHTS AGENT’S RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO, MADE WITHIN, AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK.
(b)(i)    THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR, IF SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OVER ANY SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS PLAN. THE COMPANY AND EACH HOLDER OF RIGHTS

ACKNOWLEDGE THAT THE FORUM DESIGNATED BY THIS PARAGRAPH (B) HAS A REASONABLE RELATION TO THIS PLAN, AND TO SUCH PERSONS’ RELATIONSHIP WITH ONE ANOTHER. TO THE FULLEST EXTENT PERMITTED BY LAW, THE COMPANY AND EACH HOLDER OF RIGHTS HEREBY WAIVES ANY AND ALL RIGHTS SUCH PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING TO OR CONCERNING THIS PLAN.
(i)The Company and each holder of Rights hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in paragraph (b)(i). The Company and each holder of Rights undertake not to commence any action subject to this Plan in any forum other than the forum described in this paragraph (b). The Company and each holder of Rights agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon such Persons.
5.15Counterparts. This Plan may be executed in any number of counterparts (including by PDF or other electronic means) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

5.16Severability. If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable; provided, that if any such excluded term or provision shall adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately.
5.17Customer Identification Program. The Company acknowledges that the Rights Agent may be subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Rights Agent must obtain, verify and record information that allows the Rights Agent to identify the Company. Accordingly, prior to accepting an appointment hereunder, the Rights Agent may request information from the Company that will help the Rights Agent to identify the Company, including without limitation the Company’s physical address, tax identification number, organizational documents, certificate of good standing or, at the option of the Company, such equivalent concept to the extent it exists in Ireland, license to do business, or any other information that the Rights Agent deems necessary. The Company agrees that the Rights Agent cannot accept an appointment hereunder unless and until the Rights Agent verifies the

Company’s identity in accordance with the Customer Identification Program requirements.
5.18Withholding. In the event that the Company, the Rights Agent or their agents determine that they are obligated to withhold or deduct any tax or other charge under any applicable law on actual or deemed payments or distributions hereunder to a holder of the Rights, Ordinary Shares or other cash, securities or other property, the Company, the Rights Agent or their agents shall be entitled, but not obligated, to (i) deduct and withhold such amount by withholding a portion or all of the cash, securities or other property otherwise deliverable or by otherwise using any property (including, without limitation, Rights, Ordinary Shares, Preferred Shares or cash) that is owned by such holder, or (ii) in lieu of such withholding, require any holder to make a payment to the Company, the Rights Agent or their agents, in each case, in such amounts as they deem necessary to meet their withholding obligations, and in the case of (i) above, shall also be entitled, but not obligated, to sell all or a portion of such withheld securities or other property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges. Notwithstanding the foregoing, the Rights Agent shall not be required to withhold or deduct any tax or other charge without the express written instructions of the Company, accompanied by any other information reasonably requested by the Rights Agent, and the Rights Agent shall be fully protected and shall incur no liability for not withholding or deducting any tax or other charge unless and until it has received such notice and accompanying information.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Plan to be duly executed as a deed poll of the date first above written.

SIGNED AND DELIVERED as a Deed Poll
for and on behalf of
ADIENT PUBLIC LIMITED COMPANY
by its lawfully appointed attorney
Rob Aprilliano in the presence of:

/s/ Chelsea Idzior
(Witness’ Signature)

Chelsea Idzior
(Witness’ Name)

(Witness’ Address)

(Witness’ Occupation)
/s/ Rob Aprilliano (Signature of Attorney)

BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, as Rights Agent

By:    /s/ John P. Dunn
    Name: John P. Dunn
    Title: SVP

EXHIBIT A
FORM OF RIGHTS CERTIFICATE
Certificate No. W-    _______ Rights
THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, AT THE OPTION OF THE COMPANY, ON THE TERMS SET FORTH IN THE PLAN. RIGHTS BENEFICIALLY OWNED BY ACQUIRING PERSONS OR AFFILIATES THEREOF (AS SUCH TERMS ARE DEFINED IN THE PLAN) OR TRANSFEREES OF ANY OF THE FOREGOING WILL BE VOID.
Rights Certificate
ADIENT PLC
This certifies that ____________________, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Tax Benefits Preservation Plan, dated as of ___________, 2026 (as amended from time to time, the “Plan”), between Adient plc, a public limited company organized under the laws of Ireland (the “Company”), and Broadridge Corporate Issuer Solutions, LLC, a Pennsylvania limited liability company, as Rights Agent (the “Rights Agent,” which term shall include any successor Rights Agent under the Plan), to purchase from the Company at any time after the Separation Time (as such term is defined in the Plan) and prior to the close of business on __________, _____, one one-thousandth of a fully paid Participating Preferred Share, par value $0.001 per share (the “Preferred Shares”), of the Company (subject to adjustment as provided in the Plan and subject always to Section 5.6 of the Plan) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the office of the Rights Agent designated for such purpose. The Exercise Price shall initially be $83.50 per Right and shall be subject to adjustment in certain events as provided in the Plan.
In certain circumstances described in the Plan, the Rights evidenced hereby may entitle the registered holder thereof to purchase securities or assets of the Company other than the Preferred Shares, all as provided in the Plan.
This Rights Certificate is subject to all of the terms, provisions and conditions of the Plan, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Plan reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Plan are on file at the principal office of the Company and are available without cost upon written request.
This Rights Certificate, with or without other Rights Certificates, upon surrender at the office of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of Rights not exercised.
Subject to the provisions of the Plan, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, without consideration therefor, or (b) exchanged by the Company under certain circumstances, at its option, for one Ordinary Share or one one-thousandth of a Preferred Share per Right (or, in certain cases, other securities or assets of the Company), subject, in each case, to adjustment in certain events as provided in the Plan and subject always to Section 5.6 of the Plan.
No fractional shares will be issued upon exercise or exchange of any Right or Rights evidenced hereby (except that the Company may, at its election, provide for the issuance of depositary receipts evidencing fractional shares).
No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise hereof, nor shall anything contained in the Plan be construed to confer upon the holder hereof, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any general meeting thereof, or to give or withhold consent to any corporate action, or to receive notice of general meetings or other actions affecting shareholders (except as provided in the Plan), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised or exchanged as provided in the Plan.
This Rights Certificate shall not be valid or obligatory for any purpose until countersigned by the Rights Agent.
WITNESS the signature of the proper officers of the Company.
Date: ____________

SIGNED AND DELIVERED as a Deed
for and on behalf of
ADIENT PUBLIC LIMITED COMPANY
by its lawfully appointed attorney
[ • ] in the presence of:

___________________
(Witness’ Signature)

___________________
(Witness’ Name)

___________________
(Witness’ Address)

___________________
(Witness’ Occupation)
____________________ (Signature of Attorney)

Countersigned:
BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC
By
Authorized Signature

A-3

[Form of Reverse Side of Rights Certificate]
FORM OF ASSIGNMENT
(To be executed by the registered holder if such
holder desires to transfer this Rights Certificate.)
FOR VALUE RECEIVED ________________________ hereby
sells, assigns and transfers unto _____________________________________________
(Please print name _______________________________________________________________________
and address of transferee)
this Rights Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _______________ Attorney, to transfer the within Rights Certificate on the books of the within-named Company, with full power of substitution.
Dated: _______________, ____

Signature Guaranteed:	_________________________
Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15. A notary is not sufficient.

(To be completed if true)
The undersigned hereby represents, for the benefit of all holders of Rights and Ordinary Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate thereof (as defined in the Plan).

Signature

NOTICE
In the event the certification set forth above is not properly completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or an Affiliate thereof (as defined in the Plan) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

[To be attached to each Rights Certificate]
FORM OF ELECTION TO EXERCISE
(To be executed if holder desires to
exercise the Rights Certificate.)
TO: ADIENT PLC

The undersigned hereby irrevocably elects to exercise _______________________ Rights represented by the attached Rights Certificate to purchase the shares of Participating Preferred Shares issuable upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:
___________________________________
Address:
___________________________________
Social Security or Other Taxpayer
Identification Number:
If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:
___________________________________
Address:
___________________________________
Social Security or Other Taxpayer
Identification Number:
Dated: _______________, ____

Signature Guaranteed:	_________________________
Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever)

Signatures must be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee Medallion program), pursuant to Exchange Act Rule 17Ad-15. A notary is not sufficient.

(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and Ordinary Shares, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate thereof (as defined in the Plan).

Signature

NOTICE

In the event the certification set forth above is not properly completed in connection with a purported exercise, the Company will deem the Beneficial Owner of the Rights evidenced by the attached Rights Certificate to be an Acquiring Person or an Affiliate thereof (as defined in the Plan) or a transferee of any of the foregoing and accordingly will deem the Rights evidenced by such Rights Certificate to be void and not transferable or exercisable.

EXHIBIT B

FORM OF DESIGNATION

OF PARTICIPATING PREFERRED SHARES OF ADIENT PLC
Adient plc, a public limited company organized under the laws of Ireland (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the “Board of Directors”) on [DATE]:
Pursuant to the authority granted to and vested in the Board of Directors in accordance with Article 18 of the Articles of Association of the Company, and in accordance with the Irish Companies Act 2014, as amended (the “Irish Companies Act”), the Board of Directors has adopted the following resolutions stating the designation and number of shares and fixing certain terms, powers, preferences and other rights of a new series of the Company’s Preferred Shares, par value $0.001 per share, and certain qualifications, limitations and restrictions thereon:
RESOLVED, that there is hereby created a series of Preferred Shares, par value $0.001 per share, of the Company, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:
(i)    The distinctive serial designation of this series shall be “Participating Preferred Shares” (hereinafter called “this Series”). Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.
(ii)    The number of shares in this Series shall initially be _______,1 which number may from time to time be increased or decreased (but not below the number then outstanding and not above the total number of authorised Preferred Shares under the Constitution of the Company) by the Board of Directors. Shares of this Series acquired by the Company shall be cancelled and shall revert to authorized but unissued shares of Preferred Shares undesignated as to series.
(iii)    The holders of shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Ordinary Shares of the Company) are payable on or in respect of Ordinary Shares comprising part of the Reference Package (as defined below), in an
1    Insert the number of Ordinary Shares outstanding as of the date prior to the filing of the Designation of Participating Preferred Shares divided by 1,000 (rounded down to the nearest whole number).

amount per share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Ordinary Shares of the Company) that would be payable on such date to a holder of the Reference Package and (B) an amount per share of this Series equal to the excess (if any) of $____2 over the aggregate dividends paid per share of this Series pursuant to part (A) of this paragraph (iii). Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding 60 days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution. Dividends on each share of this Series shall be cumulative from the date such share is originally issued; provided that any such share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.
The term “Reference Package” shall initially mean 1,000 Ordinary Shares, par value $0.001 per share, of the Company (the “Ordinary Shares”). In the event the Company shall at any time after the close of business on ________, ____3 (A) declare or pay a dividend on any Ordinary Shares payable in Ordinary Shares, (B) subdivide any Ordinary Shares or (C) combine any Ordinary Shares into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Ordinary Shares that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.
Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided on this Series.
So long as any shares of this Series are outstanding, no dividend (other than a dividend in Ordinary Shares or in any other shares ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Ordinary Shares or upon any other shares ranking junior to this Series as to dividends or upon liquidation, unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend or other distribution) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid. When dividends are not
2    Insert de minimis amount, to be discussed.
3     For shares to be issued pursuant to Section 2.3 of the Plan, insert the Separation Time. For shares to be issued pursuant to Section 3.1(d) of the Plan, insert the Flip-in Date.

paid in full upon this Series and any other shares ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other shares ranking on a parity as to dividends shall be declared pro rata so that in all cases the amount of dividends declared per share on this Series and such other shares shall bear to each other the same ratio that accumulated dividends per share on the shares of the Series and such other shares bear to each other. Neither the Ordinary Shares nor any other shares of the Company ranking junior to or on a parity with this Series as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such shares) by the Company (except by conversion into or exchange for shares of the Company ranking junior to this Series as to dividends and upon liquidation), unless the full cumulative dividends (including the dividend to be paid upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.
(iv)    In the event of any merger, consolidation, reclassification or other transaction in which the Ordinary Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per share equal to the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.
(v)    In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Ordinary Shares or any other shares of the Company ranking junior to this Series upon liquidation, to be paid in full an amount per share of this Series equal to the greater of (A) 0.001 or (B) the aggregate amount distributed or to be distributed in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Company.
In the event the assets of the Company available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Shares ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.
Upon the liquidation, dissolution or winding up of the Company, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Company available for distribution to its shareholders all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Ordinary Shares or any other shares of the Company ranking junior upon liquidation to this Series.
For the purposes of this Section (v), the consolidation or merger of, or binding statutory share exchange by, the Company with any other entity shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.
(vi)    The shares of this Series shall not be redeemable.
(vii)    In addition to any other vote or consent of shareholders required by law or by the Constitution of the Company, and except as otherwise required by law, each share of this Series shall, on any matter, vote as a class with any other share capital comprising part of the Reference Package and shall have the number of votes thereon that a holder of the Reference Package would have.
(viii)    This Series shall rank as to the payment of dividends and distributions and amounts upon liquidation, dissolution and winding-up junior to all other series of Preferred Shares unless otherwise expressly provided in the terms of such series of Preferred Shares.
(ix)    In the event that the Company or its agents determine that they are obligated to withhold or deduct any tax or other governmental charge under any applicable law on actual or deemed payments or distributions to a holder of the shares of this Series, the Company or its agents shall be entitled to (i) deduct and withhold such amount by withholding a portion or all of the cash, securities or other property otherwise deliverable or by otherwise using any property that is owned by such holder, or (ii) in lieu of such withholding, require any holder to make a payment to the Company or its agent, in each case, in such amounts as they deem necessary to meet their withholding obligations, and in the case of (i) above, shall also be entitled, but not obligated, to sell all or a portion of such withheld securities or other property by public or private sale in such amounts and in such manner as they deem necessary and practicable to pay such taxes and charges.

(x)     At any time following the payment by the Company to the holders of shares of this Series of all amounts of the Liquidation Preference and the dividends payable thereon, the Board of Directors may resolve that each holder of shares in this Series shall surrender such shares for nil consideration pursuant to section 102(1)(a) of the Irish Companies Act and thereafter the Company shall cancel such shares.
Upon the passing of such resolution, the holders of shares in this Series shall be deemed to have surrendered each share in this Series for nil consideration pursuant to section 102(1)(a) of the Irish Companies Act.
 Any director of the Company (the “Agent”) is appointed the attorney of the holder of a share in this Series, with an irrevocable instruction to the Agent to execute all or any forms of transfer and/or renunciation and/or surrender and/or other documents in the Agent’s discretion in relation to the shares of this Series in favour of the Company or as it may direct and to deliver such forms of transfer and/or renunciation and/or surrender and/or other documents together with any certificate(s) and/or other documents for registration and to do all such other acts and things as may in the reasonable opinion of the Agent be necessary or expedient for the purpose of the surrender and cancellation pursuant to this paragraph (x) of the shares of this Series for nil consideration.

IN WITNESS WHEREOF, ________________________ has caused this certificate to be signed by _____________, its ________________________, on the __ day of ______________, 20__.
ADIENT PLC
By: _______________________________